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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                                                 SEC FILE NUMBER
                                                                         0-26599
                                   FORM 12B-25
                                                                    CUSIP NUMBER
                           NOTIFICATION OF LATE FILING

(Check One):  [X]  Form 10-K  [ ]  Form 20-F  [ ]  Form 11-K  [ ]
              Form 10-Q  [ ]  Form N-SAR

                  For Period Ended: December 31, 2003
                                    -----------------
                  [  ]       Transition Report on Form 10-K
                  [  ]       Transition Report on Form 20-F
                  [  ]       Transition Report on Form 11-K
                  [  ]       Transition Report on Form 10-Q
                  [  ]       Transition Report on Form N-SAR
                  For the Transition Period Ended:   __________________________

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

SIMEX TECHNOLOGIES, INC.

Full Name of Registrant

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Former Name if Applicable

4940 Peachtree Industrial Blvd., Suite 360

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Address of Principal Executive Office (Street and Number)

Norcross, GA 30071
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City, state and zip code

PART II - RULE 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
         (b) The subject annual report, semi-annual report, transition report on
[X] Form 10-K, 20-F, 11-K, or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report Portion thereof could not be filed within the prescribed time period.
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The recent acquisition of Remote Business, Inc. and the required preparation of financial statements and proforma financial information and filing of Form 8-K/A on February 19, 2004 resulted in the Company's inability to complete its annual report on Form 10-KSB without unreasonable effort and expense.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            Fred J. Griffin              770                     447-9373
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               (Name)                 (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [ ] Yes  [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                            SIMEX TECHNOLOGIES, INC.

                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  March 30, 2004                                By:  /s/ Fred J. Griffin
                                                        -----------------------
                                                        Fred J. Griffin
                                                        Chief Financial Officer